Exhibit 99.1

AUXILIUM PARTNERS WITH THE NATIONAL ORGANIZATION FOR RARE DISORDERS TO OBSERVE RARE DISEASE DAY

-Auxilium Will Host Forum for Physicians and Patients to Talk about Rare Diseases-

-Launches New Dupuytren’s Patient Website www.Facts on Hand.com-

(Malvern, PA) February 29th, 2012 - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, will join with the National Organization for Rare Disorders (NORD) in observing Rare Disease Day today. The purpose of Rare Disease Day will be to focus attention on the needs of patients and families impacted by rare diseases.

“Individuals and organizations around the world will all be sharing stories of how rare diseases affect their lives,” said Peter L. Saltonstall, president and CEO of NORD. “We are pleased that one of our Rare Disease Day partners, Auxilium Pharmaceuticals, will hold a forum for patients and physicians to talk about two very important rare diseases – Dupuytren’s contracture and Peyronie’s disease.”

In the U.S., any disease affecting fewer than 200,000 Americans is considered rare. According to the National Institutes of Health (NIH), there are nearly 7,000 such diseases affecting nearly 30 million Americans. The challenges of living with a rare disease are varied, including: difficulty getting a timely, accurate diagnosis; too little research; and too few treatments.

“Auxilium is very pleased to participate with NORD in this global observance of Rare Disease Day,” said Adrian Adams, Chief Executive Officer and President of Auxilium. “Hearing from physicians and patients about how their rare diseases affect their lives and what XIAFLEX® represents for them is an inspiration for the employees of Auxilium.”

Auxilium’s observation of Rare Disease Day demonstrates the company’s commitment to raising awareness of little known conditions, such as Dupuytren’s contracture. Equally as important is providing innovative therapeutic treatments and educating patients about their condition.

To demonstrate this commitment to patients, Auxilium is launching Facts on Hand™ (www.factsonhand.com), a patient education initiative that provides patients and their loved ones with resources to learn about Dupuytren’s disease and Dupuytren’s contracture. Visitors to Facts on Hand™ will understand more about who Dupuytren’s affects, its causes, and how it progresses. The site also features a Dupuytren’s video series, which includes patient and physician interviews, as well as a medical video that explains the signs of Dupuytren’s contracture and how the signs change as the disease progresses. For more information about Dupuytren’s disease and Dupuytren’s contracture, please visit www.factsonhand.com.

About Rare Disease Day and National Organization for Rare Disorders (NORD)

Each year, a global planning team selects a theme for Rare Disease Day. The theme for 2012 is “Rare but strong together.” More than 650 patient organizations, government entities, research institutions, and companies developing treatments have signed up as Rare Disease Day Partners on the national website hosted by NORD (www.rarediseaseday.us). Auxilium Pharmaceuticals (http://www.auxilium.com) is one of those partners.

Rare Disease Day activities in the U.S. will include a “Handprints Across America” campaign to create a gallery of photos on the Rare Disease Day website; educational materials for classroom teachers; and a nationwide blitz of patient photos, stories and videos to increase awareness of specific rare diseases and the challenges of living with a rare disease. Several special events are planned, including a scientific symposium at the National Institutes of Health (NIH) and a Rare Disease Patient Advocacy Day at the Food and Drug Administration (FDA).

NORD was established in 1983. It provides advocacy, education, research and patient services on behalf of rare disease patients, families, and patient organizations. For additional information, visit http://www.rarediseases.org/

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in Europe, Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan, and Actelion Pharmaceuticals Ltd. has development and commercial rights for XIAFLEX in Australia, Brazil, Canada and Mexico. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “should,” “could,” “estimate,” “project,” “will,” and “target.” Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions. No specific assurances can be given with respect to: whether we will develop XIAFLEX for the treatment of multiple potential indications or achieve the results or indicated timing of clinical trials for XIAFLEX for the additional indications; or the Company’s Rare Disease Day activities or the effectiveness of the Company’s patient education initiatives. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

For More Information, Contact:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com